Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
INTEGRATED TECHNOLOGY USA, INC.

Integrated Technology USA, Inc., a corporation organized and existing under and by virtue of the general corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, at a meeting duly convened and held, adopted the following resolution:

RESOLVED, That the Board of Directors hereby declare it advisable and in the best interest of the Company that Article I of the Amended and Restated Certificate of Incorporation be amended to read as follows:

"The name of this corporation shall be Empire Resources, Inc."

SECOND: That said amendment was duly adopted in accordance in the applicable provision of Section 242 of the General Corporation laws of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed this 27th day of March 2000.

By:	/s/ Nathan Kahn
Name: Nathan Kahn Title: Vice President